Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

GATX CORPORATION ANNOUNCES THE APPOINTMENT OF JAMES B. REAM AS INDEPENDENT CHAIR OF THE BOARD

CHICAGO, Nov. 1, 2022 – GATX Corporation (NYSE:GATX) today announced that James B. Ream has been named as the Company’s independent chair of its board of directors, effective today. Mr. Ream succeeds Brian A. Kenney, who retired as the Company’s president and chief executive officer in April 2022 and who has served on the board as non-executive chair for a transitional period ending Oct. 31, 2022. The board previously announced its intention to separate the board chair and CEO roles following the transitional period.

Mr. Ream has served as GATX’s independent lead director for the past five years.

“Jim’s long history of leadership at various public companies, combined with over 40 years of experience in the transportation industry, makes him an ideal choice to serve as chair,” said Robert C. Lyons, president and chief executive officer of GATX. “I look forward to continue partnering with Jim and the board to execute on our strategy to drive attractive long-term returns for our stakeholders.”

Mr. Lyons added, “We are grateful to Brian for his tremendous leadership and for his 27 years of service to the Company. Because of his vision and dedication, GATX is recognized as the global leader in the full-service leasing of long-lived assets.”

“I am honored to serve as chair of the GATX board,” Mr. Ream said. “On behalf of my fellow board members, I would like to thank Brian for his invaluable contributions and partnership over the years. Looking forward, I am excited to work with the board to support GATX in its next phase of growth.”

Mr. Ream brings significant industry, strategic, financial and operational expertise to this position. He most recently served as senior vice president, operations and senior vice president, maintenance and engineering at American Airlines. Previously, Mr. Ream served as president and chief executive officer of ExpressJet Holdings, Inc., an operator of regional jets in North America, and he also held leadership roles at Continental Airlines and Evergreen International Aviation.

COMPANY DESCRIPTION

At GATX Corporation (NYSE:GATX), we empower our customers to propel the world forward. GATX leases transportation assets including railcars, aircraft spare engines and tank containers to customers worldwide. Our mission is to provide innovative, unparalleled service that enables our customers to transport what matters safely and sustainably while championing the well-being of our employees and communities. Headquartered in Chicago, Illinois since its founding in 1898, GATX has paid a quarterly dividend, uninterrupted, since 1919.

AVAILABILITY OF INFORMATION ON GATX’S WEBSITE

Investors and others should note that GATX routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the GATX Investor Relations website. While not all of the information that the Company posts to the GATX Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in GATX to review the information that it shares on www.gatx.com under the “Investor Relations” tab.

FOR FURTHER INFORMATION CONTACT:

Shari Hellerman

Senior Director

Investor Relations, ESG, and External Communications

GATX Corporation

312-621-4285

shari.hellerman@gatx.com